                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         Max & Erma's Restaurants, Inc.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          Max & Erma's Restaurants, Inc.
--------------------------------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.: _________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

                         MAX & ERMA'S RESTAURANTS, INC.





                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   to be held

                                MARCH 15,  1996

                                      and

                                PROXY STATEMENT





                                   IMPORTANT

                     Please mark, sign and date your proxy
                and promptly return it in the enclosed envelope

                         MAX & ERMA'S RESTAURANTS, INC.
                                P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                             COLUMBUS, OHIO  43229
                                 (614) 431-5800





                                                                February 5, 1996


Dear Stockholder:

                 You are cordially invited to attend the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc. on March 15, 1996, at 2:30 p.m., at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio. We look forward to greeting those stockholders who are able to attend.

                 At the meeting, you are being asked to elect Mark F. Emerson, Donald W. Kelley, and Michael D. Murphy for three-year terms as Class I members of the Board of Directors, to ratify and approve the Company's 1996 Stock Option Plan, and to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the 1996 fiscal year.

                 It is very important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and return your proxy in the enclosed envelope at your earliest convenience.

                 Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.


                                        Sincerely,

                                        Todd B. Barnum
                                        Chairman of the Board,
                                        Chief Executive Officer and President

                         MAX & ERMA'S RESTAURANTS, INC.
                                P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                             COLUMBUS, OHIO  43229
                                 (614) 431-5800


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 15, 1996


                                                                February 5, 1996

To the Stockholders of
Max & Erma's Restaurants, Inc.:

                 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), will be held at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio, on the 15th day of March, 1996, at 2:30 p.m., local time, for the following purposes:

                 1. To elect three Class I Directors, each for a term of three years and until their successors are duly elected and qualified.

                 2. To ratify and approve the Company's 1996 Stock Option
                    Plan.

                 3. To ratify the selection of Deloitte & Touche LLP as the
                    Company's independent public accountants for the 1996 fiscal year.

                 4. To transact such other business as may properly come
                    before the meeting or any adjournment thereof.

                 Owners of Common Stock of the Company of record at the close of business on January 26, 1996, will be entitled to vote at the meeting.

                 Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

                                        By Order of the Board of Directors

                                        Todd B. Barnum
                                        Chairman of the Board,
                                        Chief Executive Officer and President

-------------------------------------------------------------------------------
                    PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
--------------------------------------------------------------------------------

                         MAX & ERMA'S RESTAURANTS, INC.
                                P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800


                                                                February 5, 1996





                              PROXY STATEMENT FOR
                      1996 ANNUAL MEETING OF STOCKHOLDERS





                                  INTRODUCTION


         This Proxy Statement is furnished to the stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on March 15, 1996, and at any adjournment thereof, and is being mailed to the stockholders on or about the date set forth above.

         All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Directors' unanimous recommendations, which are FOR the election of Mark F. Emerson, Donald W. Kelley, and Michael D. Murphy as Class I Directors of the Company; FOR ratification and approval of the Company's 1996 Stock Option Plan; FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company for the 1996 fiscal year; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention William C. Niegsch, Jr.) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

VOTING RIGHTS

         Only stockholders of record at the close of business on January 26, 1996, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share so held entitles the holder thereof to one vote upon each matter to be voted on. As of December 31, 1995, the Company had outstanding 4,120,109 shares of Common Stock, $.10 par value. There are no cumulative voting rights in the election of directors.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company on December 31, 1995 (unless otherwise noted):

           NAME AND ADDRESS                  NUMBER OF SHARES                        PERCENTAGE
         OF BENEFICIAL OWNER                BENEFICIALLY OWNED(1)                   OF CLASS(2)
         -------------------                ---------------------                   -----------
         Todd B. Barnum
         4849 Evanswood Drive
         Columbus, Ohio  43229                   447,918(3)                             10.6%

         Mark F. Emerson
         4849 Evanswood Drive
         Columbus, Ohio  43229                   300,559(4)                              7.3%

         Roger D. Blackwell
         3380 Tremont Road
         Columbus, Ohio 43221                    512,022(5)                             12.4%

         Roger Lipton
         540 Madison Avenue
         New York, New York  10022               268,805(6)                              6.5%

----------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31, 1995. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1995.

(3) Includes 97,625 shares which Mr. Barnum has a right to purchase under presently exercisable options. Also includes 402 shares owned by Mr. Barnum's spouse and 21,450 shares owned by Mr. Barnum's children, as to which Mr. Barnum disclaims beneficial ownership.

(4) Includes 11,000 shares which may be purchased under presently exercisable options.

(5) Includes 20,350 shares which may be purchased under presently exercisable options.

(6) Based on information supplied to the Company on November 28, 1995.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of December 31, 1995, the beneficial ownership of the Company's Common Stock by each officer and/or director of the Company and by all officers and directors as a group:

              NAME OF                NUMBER OF SHARES        PERCENTAGE
         BENEFICIAL OWNER          BENEFICIALLY OWNED(1)     OF CLASS(2)
         ----------------          ---------------------     -----------
         Todd B. Barnum                  447,918(3)             10.6%

         Mark F. Emerson                 300,559(3)              7.3%

         William C. Niegsch, Jr.         162,000(4)              3.9%

         Karen A. Brennan                112,751(5)              2.7%

         Gregory L. Heywood               62,901(6)              1.5%

         William E. Arthur                59,253(7)              1.4%

         Roger D. Blackwell              512,022(3)             12.4%

         Donald W. Kelley                 51,989(8)              1.3%

         Robert A. Rothman                59,400(9)              1.4%

         Michael D. Murphy                    --                 0.0%

         All directors and officers
          as a group (10 persons)      1,768,793(10)            40.1%

-------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31, 1995. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1995.

(3)  See preceding table and notes thereto.

(4) Includes 52,250 shares which may be purchased under presently exercisable options. Also includes 11,000 shares owned by Mr. Niegsch's spouse and 9,900 shares owned by Mr. Niegsch's children, as to which Mr. Niegsch disclaims beneficial ownership.

(5) Includes 41,250 shares which may be purchased under presently exercisable options.

(6) Includes 6,188 shares which may be purchased under presently exercisable options.

(7) Includes 20,350 shares which may be purchased under presently exercisable options. Also includes 31,572 shares owned by Mr. Arthur's spouse, as to which Mr. Arthur disclaims beneficial ownership.

(8) Includes 20,350 shares which may be purchased under presently exercisable options. Also includes 5,775 shares owned by Mr. Kelley's spouse, as to which Mr. Kelley disclaims beneficial ownership and 11,201 shares owned by a corporation controlled by Mr. Kelley.

(9) Includes 20,350 shares which may be purchased under presently exercisable options. Also includes 2,475 shares owned by Mr. Rothman's spouse, as to which Mr. Rothman disclaims beneficial ownership.

(10) Includes 289,713 shares which may be purchased pursuant to presently exercisable options or warrants.

                             ELECTION OF DIRECTORS


         The Board of Directors has designated Mark F. Emerson, Donald W. Kelley, and Michael D. Murphy as nominees for election as Class I Directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee at the discretion of those named as proxies. The Board of Directors has no reason to believe that any nominee will be unavailable. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy is required to elect each nominee. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

         The following table sets forth (i) the nominees for election as Class I Directors of the Company, and (ii) the Class II and Class III Directors of the Company whose terms in office will continue.


                                          DIRECTOR
                                        CONTINUOUSLY
        NAME AND AGE                       SINCE                     PRINCIPAL OCCUPATION
        ------------                    ------------                 --------------------

                              NOMINEES - TERMS TO EXPIRE 1999 (CLASS I)

Mark F. Emerson, 48                         1982         Chief Operating Officer

Donald W. Kelley, 66                        1986         Owner of Donald W. Kelley & Associates, a
                                                         Columbus real estate appraisal and consulting
                                                         firm

Michael D. Murphy, 51                       1995         Private Investor

                        CONTINUING DIRECTORS - TERMS TO EXPIRE 1997 (CLASS II)

Roger D. Blackwell, 55                      1984         Professor of Marketing, The Ohio State
                                                         University

William C. Niegsch, Jr., 43                 1982         Executive Vice President, Chief
                                                         Financial Officer, Treasurer and Secretary

Robert A. Rothman, 54                       1982         President, Amusement Concepts, Inc., a
                                                         corporation engaged in the video and
                                                         electronic games business

Karen A. Brennan, 47                        1988         Vice President, Marketing and Strategic
                                                         Development

                       CONTINUING DIRECTORS - TERMS TO EXPIRE 1998 (CLASS III)

William E. Arthur, 67                       1982         Of Counsel, Porter, Wright, Morris & Arthur,
                                                         Attorneys at Law

Todd B. Barnum, 53                          1982         Chairman of the Board, Chief Executive
                                                         Officer and President

INFORMATION CONCERNING BOARD OF DIRECTORS

         During fiscal 1995, four meetings of the Board of Directors were held. All directors attended 75% or more of the total Board of Directors' meetings.

         The members of the Compensation Committee are Messrs. Arthur, Blackwell, and Rothman. Its function is to recommend to the directors the annual compensation of the five executive officers, the number and terms of any stock options to be granted under the Company's stock option plans, and any other actions or policies with respect to compensation. The Compensation Committee met once during fiscal 1995. All Compensation Committee members were in attendance at such meetings.

         The members of the Audit Committee are Messrs. Kelley and Murphy. Its function is to recommend to the directors a firm of accountants to serve as the Company's auditors and to review with the independent auditors and the appropriate corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the audit. The Audit Committee met once during fiscal 1995. All Audit Committee members were in attendance.

         For 1995, each outside director was paid $1,250 per quarter. In addition, in October 1995, each outside director was granted an option to purchase 3,000 shares of Common Stock. Under the 1992 Stock Option Plan, each director who is not an officer or employee of the Company is automatically granted on each October 15th an option to purchase 3,000 shares of Common Stock at fair market value on the date of grant. Such options are exercisable for a four-year period beginning on the first anniversary of the date of grant. In addition, upon his election to the Board of Directors, Mr. Murphy was granted an option to purchase 3,300 shares of Common Stock at fair market value, as adjusted for stock splits and stock dividends. Directors who are also employees of the Company do not receive additional compensation for serving as directors. All directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

         The Company has entered into indemnification contracts with each of its present directors, which contracts were ratified and authorized by the stockholders on September 9, 1986. The indemnification contracts with the directors (i) confirm the present indemnity provided to them by the Company's By-laws and give them assurances that this indemnity will continue to be provided despite future changes in the By-laws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director of the Company or as a director or officer of any subsidiary of the Company or as a director or officer of any other company or enterprise when they are serving in such capacities at the request of the Company. No indemnity will be provided under the indemnification contract to any director on account of willful misconduct or conduct which is adjudged to have been knowingly fraudulent or deliberately dishonest.

         Mr. Blackwell is also a director of Worthington Foods, Inc., Paul Harris Stores, Inc., CheckPoint Systems, Inc., Intimate Brands, Inc., and the Flex - Funds, each with a class of equity securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Rothman, a member of the Compensation Committee, owns a 40% equity interest in Amusement Concepts, Inc. Mr. Rothman is President of Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in seven Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received game revenues of $83,119 during the fiscal year ended October 29, 1995, under various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a member of the Compensation Committee, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.


                            EXECUTIVE  COMPENSATION


         The table below sets forth all compensation paid for each of the Company's last three completed fiscal years ended October 29, 1995, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers. The Company has no other executive officers who received compensation (based on salary and bonus) exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                 Compensation
                                                   Annual Compensation              Awards
                                            ---------------------------------    ------------
                                                                        (e)                          (i)
                                                                       Other                         All
                                                                      Annual                        Other
           (a)                               (c)          (d)         Compen-         (g)          Compen-
        Name and                (b)         Salary       Bonus        sation        Options        sation
    Principal Position          Year         ($)        ($)(1)        ($)(2)          (#)          ($)(3)
  ----------------------        ----        ------      ------        -------       -------        -------
Todd B. Barnum                  1995       $134,050    $120,000       $5,739        40,000         $22,570
Chairman, Chief Executive       1994        127,111     144,000        5,393            --          22,570
Officer and President           1993        127,527      86,000        4,305        40,000          21,516

Mark F. Emerson                 1995       $121,738    $ 60,000       $2,407        20,000         $ 6,264
Chief Operating Officer         1994        117,446      72,000        1,276            --           6,264
                                1993        115,829      43,000            --       20,000           6,264

William C. Niegsch, Jr.         1995       $104,712    $ 60,000       $2,181        20,000         $ 6,264
Executive Vice President,       1994        101,733      72,000        1,130            --           6,264
Chief Financial Officer,        1993        100,309      43,000            --       20,000           6,264
Treasurer and Secretary

Karen A. Brennan                1995       $ 81,440    $ 60,000       $1,881        20,000         $ 6,372
Vice President, Marketing       1994         77,954      72,000          948            --           6,372
and Strategic Development       1993         76,403      43,000            --       20,000           6,372

Gregory L. Heywood              1995       $ 71,539    $ 51,611       $1,160            --              --
Regional Vice President         1994         64,181      21,490          718        11,000              --
of Operations                   1993         55,845      15,834            --           --              --

------------------
(1) Amounts paid as bonuses are included for the year in which the bonus is earned, whether or not it is paid in that year or in a subsequent year.
    For the 1993 fiscal year, the Company paid an aggregate bonus to its four senior officers comprised (calculated cumulatively) of one percent of net income before tax from $1 to $600,000; five percent of net income before tax from $600,001 to $1,200,000; ten percent of net income before tax from $1,200,001 to $1,800,000 and 25% of net income before tax over $1,800,000.
    For the 1994 fiscal year, the Company paid an aggregate bonus to its four senior officers comprised (calculated cumulatively) of one percent of net income before tax from $1 to $720,000; five percent of net income before tax from $720,001 to $1,440,000; ten percent of net income before tax from $1,440,001 to $2,160,000 and 25% of net income before tax over $2,160,000.
    For the 1995 fiscal year, the Company paid an aggregate bonus to its four senior officers comprised (calculated cumulatively) of one percent of net income before tax from $1 to $860,000; five percent of net income before tax from $860,001 to $1,720,000; ten percent of net income before tax from $1,720,001 to $2,580,000 and 25% of net income before tax over $2,580,000.
    The aggregate bonus was shared 40% by Mr. Barnum and 20% by each of Messrs. Emerson and Niegsch and Ms. Brennan for each of the fiscal years. In addition, for the 1994 and 1995 fiscal years, the Compensation Committee capped the bonus pool at an amount equal to 100% and 115%, respectively, of the aggregate base salaries of the four senior officers. Mr. Heywood's bonus is based upon the performance of the restaurant and regional managers reporting to him.

(2) The Company maintains a medical reimbursement plan which provides for the reimbursement of substantially all of the uninsured medical and dental expenses of the Chief Executive Officer and President of the Company and his immediate family. The amount shown is the amount of reimbursements made by the Company during the fiscal year. The amount shown also includes amounts allocated for the 1995 and 1994 fiscal years to the executive officer pursuant to the Company's 401(k) Plan, which became effective on January 1, 1994, in amounts for Mr. Barnum of $3,390 and $1,667, Mr. Emerson of $2,407 and $1,276, Mr. Niegsch of $2,181 and $1,130, Ms. Brennan of $1,881 and $948, and Mr. Heywood of $1,160 and $718.

(3) Amounts shown represent the annual full amount of premiums paid by the Company on split dollar life insurance policies on the lives of each of the four senior officers. Premiums paid by the Company will be repaid from the death benefit and the balance will be paid to the employee's beneficiaries. In the event of termination of employment, other than for cause or on death, the employee has the right to purchase the policy from the Company for the Company's cash value; provided, however, that beginning in 1993, ownership of the Company's cash value of the policy vests in the employee at the rate of 10% per year, so that the employee will only be required to pay the unvested portion of the Company's cash value on termination.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements dated December 12, 1984, with Messrs. Barnum, Emerson and Niegsch, and June 20, 1989, with Ms. Brennan, pursuant to which each such executive officer, upon a change of control of the Company, as defined, shall remain in the employ of the Company for three years thereafter with the equivalent offices, responsibilities, duties and salaries as were in effect prior to the change of control. Upon termination of employment, the employees are restricted in their right to compete with the Company and are prohibited from disclosing confidential information of the Company.


STOCK OPTION PLANS

         The Company's 1984 Incentive Stock Option Plan (the "Incentive Plan") and 1984 Non-Statutory Stock Option Plan (the "Non-Statutory Plan") were terminated in December 1992 after adoption of the 1992 Stock Option Plan. Options to purchase 208,000 shares granted under the Incentive Plan and options to purchase 55,000 shares granted under the Non-Statutory Plan, however, remain outstanding.

         The Company's 1992 Stock Option Plan provides for the issuance of options to purchase up to 412,500 shares of the Common Stock, $.10 par value per share, of the Company, subject to adjustment for stock splits and other changes in the Company's capitalization, which options either meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or do not meet such requirements ("Nonqualified Options"). Key employees of the Company, officers and directors of the Company and certain other persons who provide services to the Company are eligible to receive options under the 1992 Stock Option Plan. Options are granted to persons selected by the Compensation Committee of the Company's Board of Directors (the "Committee"). Except for options automatically granted to outside directors, the Committee determines the number of shares subject to option, the exercise price and exercise period of such option and whether the option is intended to be a Nonqualified Option or an Incentive Option. The Committee also has the discretion under the 1992 Stock Option Plan to make cash grants to optionholders that are intended to offset a portion of the taxes payable upon the exercise of Nonqualified Options or upon certain dispositions of shares acquired under Incentive Options. The tables set forth below provide additional information with respect to the grants and exercises of stock options by the five executive officers of the Company. As of December 31, 1995, the Company has granted options for 341,450 shares of Common Stock of which none have been exercised.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                         INDIVIDUAL GRANTS                             (f)
                            ---------------------------------------------    POTENTIAL REALIZABLE VALUE
                                          (c)                                  AT ASSUMED ANNUAL RATES
                                      % OF TOTAL                             OF STOCK PRICE APPRECIATION
                                        OPTIONS                                   FOR OPTION TERM(3)
                                        GRANTED                              ---------------------------
                              (b)         TO          (d)
                            OPTIONS    EMPLOYEES   EXERCISE        (e)
           (a)              GRANTED    IN FISCAL     PRICE     EXPIRATION
           NAME             (#)(1)       YEAR      ($/SH)(2)      DATE           5%($)          10%($)
-----------------------     -------    ---------   ---------   ----------       -------         -------
Todd B. Barnum              11,000        7.6%       $8.00      10/23/00        $21,856         $50,624
                            10,000        7.0         9.00      10/23/01         14,862          48,625
                            10,000        7.0        10.00      10/23/02         10,106          52,487
                             9,000        6.2        11.00      10/23/03          5,050          51,962
                                                                                -------         -------
                                                                                 51,874         193,698

Mark F. Emerson              5,000        3.5%       $8.00      10/23/00         $9,935         $23,011
                             5,000        3.5         9.00      10/23/01          7,431          24,312
                             5,000        3.5        10.00      10/23/02          5,053          26,244
                             5,000        3.5        11.00      10/23/03          2,806          28,868
                                                                                -------         -------
                                                                                 25,225         102,435

William C. Niegsch, Jr.      5,000        3.5%       $8.00      10/23/00         $9,935         $23,011
                             5,000        3.5         9.00      10/23/01          7,431          24,312
                             5,000        3.5        10.00      10/23/02          5,053          26,244
                             5,000        3.5        11.00      10/23/03          2,806          28,868
                                                                                -------         -------
                                                                                 25,225         102,435

Karen A. Brennan             5,000        3.5%       $8.00      10/23/00         $9,935         $23,011
                             5,000        3.5         9.00      10/23/01          7,431          24,312
                             5,000        3.5        10.00      10/23/02          5,053          26,244
                             5,000        3.5        11.00      10/23/03          2,806          28,868
                                                                                -------         -------
                                                                                 25,225         102,435

Gregory L. Heywood            --          --           --            --             --              --

---------------------------

(1) With respect to the four options granted to each of Messrs. Barnum, Emerson, and Niegsch and Ms. Brennan, the first option in each series first becomes exercisable on October 23, 1996, and each successive option in each series first becomes exercisable on October 23 of 1997, 1998, and 1999, respectively. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options not yet exercised are cancelled after 30 days following termination of employment other than by death or for cause. In the event of termination of employment by death, the option may be exercised for up to one year but not later than the expiration date. Options not yet exercised are immediately cancelled upon the termination of employment for cause. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Company with the consent of the Committee.
    In addition, any tax which the Company is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing, with the consent of the Committee, to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Company, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirements.

(2) In all cases, the exercise price was equal to or greater than the closing market price of the underlying shares on the date immediately prior to the date of grant.

(3) The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict or forecast future stock prices.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                                   (e)
                                                                                                 Value of
                                                                            (d)                Unexercised
                                                                         Number of             In-the-Money
                                                                        Unexercised             Options at
                                     (b)                 (c)        Options at FY-End(#)       FY-End($)(1)
                                   Shares               Value
           (a)                   Acquired on          Realized          Exercisable/           Exercisable/
           Name                 Exercise (#)             ($)           Unexercisable          Unexercisable
           ----                 ------------        -------------      -------------          -------------
Todd B. Barnum                         --                   --           97,625/62,000           $358,492/0

Mark F. Emerson                        --                   --           11,000/31,000              3,042/0

William C. Niegsch, Jr.                --                   --           52,250/31,000            192,084/0

Karen A. Brennan                       --                   --           41,250/31,000            137,007/0

Gregory L. Heywood                  2,750              $15,844            6,188/11,000             28,358/0

-------------------------

(1) As of October 29, 1995, not all unexercised options that were exercisable were in-the-money, meaning that the fair market value of the underlying securities exceeded the exercise price of the option at that date.


         The following Board Compensation Committee Report on Executive Compensation and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.



BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee reviews and evaluates individual senior executive officers and determines the compensation for each. In general, compensation is designed to attract and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance shareholder value.

         Compensation for the executive officers includes base salary, bonus and stock option awards. Base salary is reviewed annually in light of the Committee's perception of individual performance, performance of the Company as a whole and industry analysis and comparison. No specific weight is given to any of these factors in the evaluation of an executive officer's base salary. However, since 1991, the Committee has felt that a significant portion of each senior executive officer's compensation should be in the form of bonuses based upon Company performance. Accordingly, since 1991, base salaries have been adjusted only for approximate increases in the cost of living. Executive officers' base salaries generally correspond to the low end of industry and similarly sized public company salaries as reported in local business and trade publications.

         Beginning for fiscal 1991, a formula was established in advance for determining the amount of bonus to be paid to the Company's senior officers.
In 1992, that formula was modified to allow for the creation of a bonus pool. The dollar amount of the pool, shared 40% by Mr. Barnum and 20% by each of Messrs. Emerson and Niegsch and Ms. Brennan, was originally equal to 1% of the first $500,000 in pre-tax earnings; 5% of the next $500,000; 10% of the next $500,000 and 25% of pre-tax earnings in excess of $1,500,000. In line with the Committee's established goal of a 20% annual growth in earnings, the breakpoints for each earnings increment in the bonus formula was increased 20% for 1993, 1994, and 1995. For fiscal 1996, the increments will again be increased 20% to 1% of pre-tax earnings up to $1,032,000; 5% of pre-tax earnings between $1,032,001 and $2,064,000; 10% of pre-tax earnings between $2,064,001 and $3,095,000 and 25% of pre-tax earnings in excess of $3,095,000.
In addition, for 1994, 1995, and 1996, the Committee capped the bonus pool at an amount equal to 100%, 115%, and 125%, respectively, of the aggregate base salaries of the four senior officers. Since adoption of this bonus formula, net income has grown from $429,000 in 1991 to $2.1 million in 1995. Mr. Heywood's bonus is based upon the performance of the restaurant and regional managers reporting to him.

         The Committee also awards stock options to executive officers to encourage share ownership and to give them a stake in the performance of the Company's stock. Stock option awards are considered annually. The specific number of stock options granted to individual executive officers is determined by the Committee's perception of relative contributions or anticipated contributions to overall corporate performance. The Committee also reviews the total number of options already held by individual executive officers at the time of grant.

         Compensation for Mr. Barnum, the Company's CEO, during the 1995 fiscal year included salary and bonus. Mr. Barnum's base salary was determined by reviewing the previous level of his base salary, industry analysis and comparison and increases in the cost of living. No specific weight was given to any of these factors in the evaluation of Mr. Barnum's base salary. Mr. Barnum's bonus was determined solely by the formula established in advance for determining executive officers' bonuses.

         Stock options were awarded to Mr. Barnum in 1995 primarily to encourage future long-term appreciation in the Company's stock price. This was done by granting a series of options, exercisable from one year to four years after the date of grant at prices increasing from 102% of the market price at the date of grant to 140% of the market price at the date of grant.


                                        Compensation Committee:

                                        William E. Arthur
                                        Roger D. Blackwell
                                        Robert A. Rothman

PERFORMANCE GRAPH


                COMPARISON OF CUMULATIVE TOTAL RETURN
            OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

---------------------------FISCAL YEAR ENDING-------------------------------
COMPANY                         1990    1991    1992    1993    1994    1995

MAX & ERMA'S RESTAURANT, INC.    100    90.91 136.36  253.79  257.58  231.06
INDUSTRY INDEX                   100   147.74 187.60  230.80  218.40  264.28
BROAD MARKET                     100   127.20 123.22  161.70  171.91  203.93



         The above Performance Graph compares the performance of the Company with that of the NASDAQ Market Index and a Peer Group Index, which is an index of SIC Code 5812 - Eating Places. Both the NASDAQ Market Index and the Peer Group Index include stocks of companies that were public as of October 29, 1995, and during the entire five-year period illustrated on the Performance Graph.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 1995.

CERTAIN TRANSACTIONS

         Mr. Donald Kelley and a third party are general partners of a partnership which owns and leases the land and building in which the Max & Erma's restaurant in Dublin, Ohio is located. The property is leased at an annual rent equal to the greater of $146,178 or 5% of gross sales, plus taxes, utilities, insurance and other expenses relating to the leased premises, under a lease expiring December 11, 2009, subject to three five-year renewal options.

         Mr. Rothman owns a 40% equity interest in, and is President of, Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in seven Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received games revenues of $83,119 during the fiscal year ended October 29, 1995, under the various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a director of the Company, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.


                          RATIFICATION AND APPROVAL OF
                      THE COMPANY'S 1996 STOCK OPTION PLAN


         The Company's 1996 Stock Option Plan was adopted by the Board of Directors on December 12, 1995, subject to approval by the stockholders. The 1996 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 400,000 shares of the Common Stock of the Company (subject to adjustment for stock splits and stock dividends). The options may either meet the requirements of Section 422 ("Incentive Options") of the Internal Revenue Code of 1986, as amended (the "Code"), or not meet such requirements ("Nonqualified Options"). Key employees, officers, and directors of, and consultants and advisors who render services to, the Company are eligible to receive options under the 1996 Stock Option Plan. As of December 31, 1995, there were 10 officers and directors, 80 additional key employees, and an indeterminable number of consultants and advisors who are eligible to receive options under the 1996 Stock Option Plan.

         The 1996 Stock Option Plan is administered by the Compensation Committee (the "Committee") which consists of directors who are not employees of the Company. The members of the Committee and all other independent members of the Board of Directors are only eligible to receive options under the 1996 Stock Option Plan pursuant to a formula set forth in the 1996 Stock Option Plan which provides that, on October 15 of each year, each director who is not an employee of the Company will be granted a Nonqualified Option to purchase 3,000 shares of the Company's Common Stock. There are currently five independent directors eligible to receive options pursuant to the 1996 Stock Option Plan on October 15, 1996. Directors who are not employees of the Company are not eligible to receive any other options under the 1996 Stock Option Plan.

         With respect to all other eligible persons, the Committee is authorized to determine to whom and at what time options may be granted. The Committee determines the number of shares subject to option, the duration of the option, the per share exercise price, the rate and manner of exercise, and whether the option is intended to be a Nonqualified Option or an Incentive Option. An Incentive Option may not have an exercise price less than fair market value of the Common Stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to certain other limitations which allow the optionholder to qualify for favorable tax treatment. None of these restrictions applies to the grant of Nonqualified Options, which may have an exercise price less than the fair market value of the underlying Common Stock on the date of grant and may be exercisable for an indeterminate period of time. The Committee also has the discretion under the 1996 Stock Option Plan to make cash grants to option holders that are intended to offset a portion of the taxes payable upon exercise of Nonqualified Options or on certain dispositions of shares acquired under Incentive Options.

         The exercise price of the option may be paid in cash or, with the consent of the Committee, (i) with previously acquired shares of Common Stock valued at their fair market value on the date they are tendered, (ii) delivery of a full recourse promissory note, the terms and conditions of which will be determined by the Committee, (iii) any combination of the foregoing, or (iv) by delivery of written instructions to forward the notice of exercise to a broker or dealer and to deliver to a specified account a certificate for the shares purchased upon exercise of the option and a copy of irrevocable instructions to the broker or dealer to deliver the purchase price of the shares to the Company.

         Any option granted under the 1996 Stock Option Plan will terminate automatically (i) 30 days after an employee's termination of employment with the Company (other than by reason of death or disability or for cause), and
(ii) one year after the employee's death or termination of employment by reason of disability, unless the option expires earlier by its terms. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options granted under the 1996 Stock Option Plan are not transferable except by will or the laws of descent and distribution. The 1996 Stock Option Plan terminates on December 12, 2005, unless earlier terminated by the Board of Directors.

         The Board of Directors may amend or modify the 1996 Stock Option Plan at any time, provided that (a) no amendment may be made to the 1996 Stock Option Plan which would cause the Incentive Options granted thereunder to fail to qualify as incentive stock options under the Code; and (b) any amendment which requires the approval of the stockholders of the Company under the Code or Section 16 of the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder, will be subject to such approval in accordance with the applicable law or regulations. No amendment, modification, or termination of the 1996 Stock Option Plan may in any manner adversely affect any option previously granted under the 1996 Stock Option Plan without the consent of the optionholder or a permitted transferee of such optionholder.

         The grant of an Incentive Option or a Nonqualified Option has no immediate tax consequence to the optionholder or to the Company. The exercise of an Incentive Option will generally have no immediate tax consequence to the optionholder (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company. The exercise of a Nonqualified Option will cause the optionholder to recognize ordinary income in an amount equal to the excess of the fair market value on the date of the exercise of the shares of Common Stock acquired pursuant to the exercise of the Nonqualified Option ("Nonqualified Shares") over the exercise price. The Company is entitled to a deduction for the amount included in the optionholder's income.

         Upon the sale of shares acquired pursuant to the exercise of an Incentive Option ("Incentive Shares") after the required holding period, no deduction will be allowable to the Company and the optionholder will generally realize long-term capital gain or loss in an amount equal to the difference between amount realized upon the sale and the exercise price of the Incentive Shares. If, however, an optionholder disposes of the Incentive Shares prior to the expiration of the required holding period (a "disqualifying disposition"), the optionholder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the Incentive Shares on the date of exercise (or the proceeds of the disposition, if less) over the exercise price. If the amount realized upon the disqualifying disposition exceeds the fair market value of the Incentive Shares on the date of exercise, such excess is taxable to the optionholder as capital gain income. Upon the sale of Nonqualified Shares, the optionholder will generally realize long or short term capital gain or loss (depending upon the holding period of the shares) in an amount equal to the difference between the optionholder's tax basis in the Nonqualified Shares and the amount realized on the sale.

         The optionholder's tax basis in the Incentive Shares and Nonqualified Shares will be the exercise price plus the amount of any ordinary income recognized by the optionholder. The optionholder's holding period will commence on the date that the Incentive Shares or Nonqualified Shares are transferred to him or her.

         Ratification and approval of the Company's 1996 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter. The Board of Directors recommends a vote FOR ratification and approval of the Company's 1996 Stock Option Plan. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for ratification and approval of the Company's 1996 Stock Option Plan.


          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


         The Board of Directors has selected, subject to the approval of the stockholders of the Company, Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending October 27, 1996. It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such appointment. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP has performed audits of the Company's financial statements since 1980.

         Ratification of the selection of the independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter. The Board of Directors recommends a vote FOR ratification of the selection of the independent public accountants. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for ratification of the selection of the public accountants.


                     REPORTS TO BE PRESENTED AT THE MEETING


         There will be presented at the meeting the Company's Annual Report to Stockholders for the fiscal year ended October 29, 1995, containing financial statements for such year and the signed opinion of Deloitte & Touche LLP, independent public accountants, with respect to such financial statements. The Annual Report is not to be regarded as proxy soliciting material and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.


                        COST OF SOLICITATION OF PROXIES

         The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone or telegraph. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so. The Company may also retain a professional proxy solicitation firm to assist in the solicitation of proxies at a maximum total cost to be borne by the Company of $10,000 plus out-of-pocket expenses.


                             STOCKHOLDER PROPOSALS


         Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 1997 must be received by the Company (addressed to the attention of the Secretary) on or before November 30, 1996. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the Securities and Exchange Commission.

                                 OTHER MATTERS

         The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person
or group.   If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

         All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          TODD B. BARNUM
                                          CHAIRMAN OF THE BOARD,
                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT

                         MAX & ERMA'S RESTAURANTS, INC.
                     P.O. Box 297830, 4849 Evanswood Drive
                              Columbus, Ohio 43229

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 15, 1996

   The undersigned hereby appoints TODD B. BARNUM and WILLIAM C. NIEGSCH, JR., or either of them, my attorneys and proxies, with full power of substitution, to vote at the annual meeting of stockholders of said corporation to be held on March 15, 1996, and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

1. ELECTION OF CLASS I DIRECTORS.

  / / FOR all nominees listed below (except as marked to the contrary).

  / / WITHHOLD AUTHORITY to vote for all nominees below.

      (INSTRUCTIONS: Do not check "WITHHOLD AUTHORITY" to vote for only certain individual nominees. To withhold authority to vote for any individual nominee, strike a line through the nominee's name below and check "FOR").

  Mark F. Emerson              Donald W. Kelley              Michael D. Murphy

2. RATIFICATION AND APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN.

                     FOR / /     AGAINST / /     ABSTAIN / /

3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE CURRENT FISCAL YEAR.

                     FOR / /     AGAINST / /     ABSTAIN / /

                           (Continued on Other Side)

4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

   THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated February 5, 1996, the Proxy Statement furnished therewith, and the Annual Report to Stockholders of the Company for the fiscal year ended October 29, 1995. Any proxy heretofore given to vote said shares is hereby revoked.
                                               Dated:                     , 1996

                                               ---------------------------------
                                                          (Signature)

                                               ---------------------------------
                                                          (Signature)

                                               Signature(s) shall agree with the
                                               name(s) printed on this proxy. If
                                               shares are registered in two
                                               names, both stockholders should
                                               sign this proxy.

                                               If signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give your full
                                               title as such.

        PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.